Exhibit 99.1

FOR  IMMEDIATE RELEASE

ProLung names Clark Campbell as Chairman of the Board

September 10, 2012, Salt Lake City, Utah—The medical technology company, ProLung, today announced the naming current board member Clark A. Campbell, Ph.D. as its new Chairman, replacing William A. Fresh, who continues as a Director. Campbell steps into this role as the company makes preparations to market the ProLung Test, a new tool in the early detection of lung cancer.  Studies have shown that the test immediately and accurately identifies malignancy in patients who have been found to have an indeterminate lung mass.  This can help solve the crucial problem of late detection, a major factor in lung cancer’s high mortality rate.

“Dr. Campbell’s project management expertise will be invaluable as we embark on the final stages of preparing the ProLung Test for U.S. and international markets,” said Steven C. Eror, president and CEO of ProLung.  “We’re fortunate to have him join us in our efforts to help give lung cancer patients a better chance for survival.”

Clark Campbell is a recognized authority in project management, CEO of OPPM International, and is the award winning author of the highly acclaimed, best-selling One-Page Project ManagerTM series of books published by John Wiley and Sons.  He holds a BS in Chemical Engineering, an MBA and a Ph.D. in Business Administration.  Clark, a former faculty member at Westminster College and the University of Utah, filled project management positions at the headquarters of the DuPont Chemical Company and senior executive roles at OC Tanner Company in Salt Lake City.

ProLung is a medical technology company committed to promoting lung health and improving outcomes for lung cancer patients.  Its management has a collective 40 years of relevant healthcare and biotechnology experience and its advisory board features world opinion leaders in lung cancer.  The testing and devices described herein are investigational and neither the test nor related statements have been approved by the US FDA.  For more information contact: info@prolungdx.com or go to www.prolungdx.com.  expert

ProLung

757 E. South Temple Street, Suite 150

Salt Lake City, Utah 84102 U.S.A.

Telephone: (801) 204-9627

www.prolungdx.com